Exhibit 99.2

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink's Announces Plans for $1.5 Billion Credit Facility

RICHMOND, VA., September 29, 2017 – The Brink’s Company (NYSE:BCO) today announced its intent to enter into a new $1.5 billion senior secured credit facility that includes a $1.0 billion revolving credit facility (“revolver”) and a $500 million term loan A facility (“term loan”). Loans under the revolver and the term loan will mature five years after the closing of the credit facility and interest rates will float based on the company’s consolidated net leverage levels.
Proceeds from the term loan are expected to be used in part to repay the existing revolving credit facility, certain other existing indebtedness and certain fees and expenses related to the closing of financing transactions. Remaining net proceeds are expected to be used for working capital needs, capital expenditures, acquisitions and other general corporate purposes.

    About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of cash management, secure logistics and security solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), international transportation of valuables, and payment services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 40 countries serve customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” and “estimate,” and variations of such words and similar expressions, may identify such forward-looking information. Forward looking information in this release includes, but is not limited to, our financing plans, including the new revolver and the details thereof, including the proposed use of proceeds therefrom. Forward-

looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual result, performance or achievements to differ materially from those that are anticipated. These and other risks and uncertainties include, but are not limited to, factors discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2016 and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this release is representative only as of the date of this document and The Brink’s Company undertakes no obligation to update any information contained in this document.

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